UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2009

GMAC INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3754	38-0572512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Renaissance Center

P.O. Box 200

Detroit, Michigan

48265-2000

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 710-4623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

GMAC is furnishing under this Item 7.01 a copy of a press release dated December 30, 2009, and a copy of an investor presentation dated January 5, 2010. The press release and investor presentation are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively.

The information in this Item 7.01 and Exhibit 99.1 and Exhibit 99.2 furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing.

Item 8.01	Other Events.

ResCap

As a result of GMAC’s ongoing strategic review of how to best deploy GMAC’s current and future capital and liquidity, GMAC has decided to pursue strategic alternatives with respect to Residential Capital, LLC (“ResCap”). In order to maximize value, GMAC will consider a variety of options, including one or more sales, spin-offs, or other potential transactions. The timing and form of execution of any such transactions will depend on market conditions.

As the first step in this process, on December 30, 2009, GMAC reclassified certain of ResCap’s international and domestic assets from held-for-investment to held-for-sale. ResCap will seek to retain limited assets related to the affected business, consisting of certain performing loans in the United Kingdom, subordinated bonds issued by certain German subsidiaries and operating cash. As a result of the reclassification, ResCap expects to record charges of approximately $2 billion. Additionally, management recorded a repurchase reserve expense of approximately $500 million associated with the mortgage servicing business. These actions, inclusive of estimated operating losses for the period, required GMAC to make capital contributions to ResCap of approximately $2.7 billion to ensure that ResCap maintained a minimum acceptable level of required capital to meet certain covenants.

In connection with the foregoing, GMAC and ResCap may take actions with respect to ResCap as each party deems appropriate. These actions may include GMAC providing or declining to provide additional liquidity and capital support for ResCap; refinancing or restructuring some or all of ResCap’s existing debt; the purchase or sale of ResCap debt securities in the public or private markets for cash or other consideration; entering into derivative or other hedging or similar transactions with respect to ResCap or its debt securities; GMAC purchasing assets from ResCap; or undertaking corporate transactions such as a tender offer or exchange offer for some or all of ResCap’s outstanding debt securities, a merger, sale, assets sales, consolidation, spin-off, distribution, or other business combination or reorganization or similar action with respect to all or part of ResCap and/or its affiliates. In this context, GMAC and ResCap typically consider a number of factors to the extent applicable and appropriate including, without limitation, the financial condition, results of operations and prospects of GMAC and ResCap, ResCap’s ability to obtain third-party financing, tax considerations, the current and anticipated future trading price levels of ResCap’s debt instruments, conditions in the mortgage banking industry and general economic conditions, other investment and business opportunities available to GMAC and/or ResCap, and any nonpublic information that ResCap may possess or that GMAC receives from ResCap.

ResCap remains heavily dependent on GMAC and its affiliates for funding and capital support, and there can be no assurance that GMAC or its affiliates will continue such actions or that GMAC will be successful in executing one or more sales, spin-offs, or other potential transactions with respect to ResCap.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith.

Exhibit No.	Description of Exhibit

99.1	Press release of GMAC Inc., dated December 30, 2009.

99.2	Investor presentation of GMAC Inc., dated January 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date January 5, 2010

GMAC INC.

By:	/S/ DAVID J. DEBRUNNER
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release of GMAC Inc., dated December 30, 2009.

99.2	Investor presentation of GMAC Inc., dated January 5, 2010.

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